EXHIBIT 99.1

For Immediate Release

Contact:
Thomas F. Gibney, President and CEO
(845) 778-2171


             HOMETOWN BANCORP, INC. ANNOUNCES REGULATORY APPROVAL TO
                         CONSUMMATE ITS STOCK OFFERING

Walden, New York, June 26, 2007 -Hometown Bancorp, Inc. (the "Company"), the holding company for Walden Federal Savings and Loan Association ("Walden Federal" or the "Bank"), announced that it has received regulatory approval to complete its stock offering at the adjusted maximum of its offering range. The Company will sell 1,071,225 shares of common stock to eligible depositors of Walden Federal and the Walden Federal Employee Stock Ownership Plan, at a price of $10.00 per share. After the offering, the Company will have 2,380,500 shares outstanding, including shares issued to Hometown Bancorp MHC.

The offering, which expired on June 15, 2007 and was managed by Sandler O'Neill & Partners, L.P., was oversubscribed in the Supplemental Eligible Account Category (i.e., depositors with account balances of at least $50 that were opened after December 31, 2005 and outstanding as of March 31, 2007). As a result, all valid orders from subscribers in the Eligible Account Holder Category (account balances of at least $50 on December 31, 2005) will be filled in full and orders from Supplemental Eligible Account Holders will be allocated as outlined in the Company's Plan of Stock Issuance.

The Company expects to consummate its stock offering on Thursday, June 28, 2007 and will announce when its shares will begin trading upon receipt of a trading symbol from the OTC Bulletin Board. Subscribers may obtain their allocations by contacting the Company's Stock Information Center after closing. The phone number for the Center is (800) 263-5665.

This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.